EXHIBIT 99.1

Protext Mobility, Inc. (OTC: TXTM) Announces CEO Statement Following Removal of Caveat Emptor Designation

NEW YORK, Oct. 31, 2025 (GLOBE NEWSWIRE) -- Protext Mobility, Inc. (OTC: TXTM) (“TXTM”), an emerging biotechnology company pioneering advancements in plant-based therapeutics, today released an official statement from Chief Executive Officer Mr. Dylon Du Plooy, addressing shareholders in light of the company’s continued operational and strategic progress following the removal of the Caveat Emptor designation.

Message to Shareholders:

Following the removal of the Caveat Emptor designation, Protext Mobility Inc. (OTC: TXTM) has entered a new phase of growth — one built on transparency, accountability, and leadership alignment.

As Chief Executive Officer, I firmly believe in TXTM’s long-term potential. To demonstrate that conviction, Our President and Chairman of the Board purchased more than 200 million shares of TXTM common stock on the open market since 2024. These purchases represent long-term holdings and serve as a clear signal that management and shareholders are fully aligned in our shared vision for sustained growth.

Additionally, I hold preferred shares that I have no intention to convert into common stock. This ensures there is no dilution risk from management. In fact, my plan is to acquire additional shares and donate a portion back to the company to further support business development and strategic initiatives.

Importantly, the company is not planning, considering, or preparing for any reverse stock split. Management’s commitment remains focused on strengthening fundamentals, driving organic growth, and protecting shareholder value without resorting to measures that could adversely impact the capital structure.

My goal as Chief Executive Officer is straightforward: to strengthen the company, protect shareholder value, and build continued momentum as we enter this exciting new chapter.

Thank you for your confidence and support.

Sincerely,
Mr. Dylon Du Plooy
Chief Executive Officer
Protext Mobility, Inc. (OTC: TXTM)

About Protext Mobility, Inc. (OTC: TXTM)

Protext Mobility, Inc. is a biotechnology company pioneering the development of plant-based therapeutics through proprietary live plant extraction technologies. The company’s mission is to deliver highly bioavailable botanical formulations for nutraceutical and pharmaceutical applications — driving innovation in global wellness through nature and science.

Investor & Media Contact

Dylon Du Plooy - Investor Relations
dylon@rsammd.co.za

Dr. J - Corporate Communications
exportintl@aol.com

Follow Protext Mobility on X: https://x.com/ProtextP

Safe Harbor Statement

This release contains forward-looking statements reflecting Protext Mobility, Inc.’s current views and expectations regarding future events and performance. Such statements are subject to risks and uncertainties that could cause actual results to differ materially. The company assumes no obligation to update forward-looking statements except as required by law.